Exhibit 99.1

The TJX Companies, Inc. Sees Strong Momentum Continue; Reports Above-Plan Third Quarter FY14 Results with 5% Comp Sales Growth and 21% Adjusted EPS Increase; Raises Full-Year Guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 19, 2013--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended November 2, 2013.

Net sales for the third quarter of Fiscal 2014 increased 9% to $7.0 billion, and consolidated comparable store sales increased 5% over last year’s reported 7% increase. Net income for the third quarter was $623 million. Third quarter diluted earnings per share were $.86, compared with last year’s $.62 per share. Excluding a previously announced third quarter tax benefit of $.11 per share due to reversals of state, federal, and foreign tax reserves and allowances, adjusted diluted earnings per share were $.75, a 21% increase over the prior year.

For the first nine months of Fiscal 2014, net sales were $19.6 billion, an 8% increase over last year, and consolidated comparable store sales increased 3% over last year’s reported 8% increase. Net income was $1.6 billion and diluted earnings per share were $2.14 compared with $1.73 in the same period last year. Excluding the third quarter tax benefit (referred to above), adjusted diluted earnings per share were $2.03, a 17% increase over the prior year.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “We are very pleased that our strong momentum continued in the third quarter. Our 21% increase in adjusted earnings per share and 5% consolidated comparable store sales growth were both well above our original plan and achieved over strong comparisons last year. We believe these robust results demonstrate, once again, our ability to succeed in all types of economic and retail environments. We are raising our full-year guidance to reflect our third quarter performance. The fourth quarter is off to a good start and we see exciting opportunities for this holiday selling season: we have great initiatives planned and will be shipping fresh gift-giving selections to our stores throughout the holiday season; we expect our marketing campaigns will be seen by more people than ever before; and as always, we will be offering consumers extreme values on great fashions and brands! Longer term, we see tremendous potential ahead for TJX, and we remain very confident in our ability to continue driving substantial top- and bottom-line growth.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the third quarter, were as follows:

	Third Quarter		Third Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2014	FY2013	FY2014	FY2013
In the U.S.:
Marmaxx[4,5]	+4%	+7%	$4,484	$4,161
HomeGoods	+10%	+6%	$740	$638
International:
TJX Canada	+2%	+4%	$786	$769
TJX Europe	+5%	+11%	$972	$843

TJX	+5%	+7%	$6,982	$6,411

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Sales in Canada and Europe include the impact of foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls. 5Net sales for FY2014 include Sierra Trading Post.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a neutral impact on consolidated net sales growth in the third quarter of Fiscal 2014 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 negative impact on third quarter Fiscal 2014 earnings per share, compared with a neutral impact last year.

For the first nine months of Fiscal 2014, the movement of foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth. The overall net impact of foreign currency exchange rates had a $.01 negative impact on earnings per share in the first nine months of Fiscal 2014, compared with a neutral impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, www.tjx.com.

Margins

For the third quarter of Fiscal 2014, the Company’s consolidated pretax profit margin was 12.6%, up 0.9 percentage points over the prior year. Foreign currency had a 0.2 percentage point negative impact on year-over-year comparisons.

The gross profit margin for the third quarter of Fiscal 2014 was 29.3%, 0.5 percentage points above last year’s margin. The increase was driven by buying and occupancy leverage on the above-plan sales and merchandise margin improvement.

Selling, general and administrative costs as a percent of sales were 16.6% in the third quarter, a 0.4 percentage point improvement compared to last year’s ratio, primarily due to several items that negatively impacted last year's ratio, which the Company detailed last year.

Inventory

Total inventories as of November 2, 2013, were $3.7 billion, compared with $3.3 billion at the end of the third quarter last year. Consolidated inventories on a per-store basis at November 2, 2013, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were down 4% on both a reported and constant currency basis. The Company enters the fourth quarter in an excellent inventory position to buy into the abundant opportunities it is seeing in the marketplace and ship exciting, fresh gift-giving selections to its stores throughout the holiday selling season.

Share Repurchases

During the third quarter, the Company repurchased a total of $375 million of TJX stock, retiring 6.8 million shares. For the first nine months of Fiscal 2014, the Company spent a total of $1.0 billion in repurchases of TJX stock, retiring 19.7 million shares and it continues to expect to repurchase approximately $1.3 billion to $1.4 billion of TJX stock in Fiscal 2014. The Company may adjust the amount of this spending up or down depending on various factors.

Fourth Quarter and Full Year Fiscal 2014 Outlook

For the fourth quarter of Fiscal 2014, the Company is maintaining its guidance for diluted earnings per share to be in the range of $.77 to $.80, compared to $.82 per share last year, which included an approximately $.08 benefit from the extra week in the Company’s Fiscal 2013 calendar. This outlook continues to be based upon estimated consolidated comparable store sales growth of 1% to 2%, which reflects six fewer days in the Christmas selling season compared with last year.

For the fiscal year ending February 1, 2014, the Company is raising its outlook to reflect its strong third quarter results. The Company now expects full year diluted earnings per share to be in the range of $2.91 to $2.94 versus $2.55 in Fiscal 2013. On an adjusted basis, excluding the $.11 per share tax benefit in the third quarter (referred to above), this guidance would be $2.80 to $2.83. This adjusted EPS guidance would represent a 13% to 15% increase over the prior year’s adjusted EPS of $2.47, which excludes the approximately $.08 benefit from the 53rd week in Fiscal 2013. Further, this outlook is now based upon estimated consolidated comparable store sales growth of 3%.

The Company’s earnings guidance for the fourth quarter and full year Fiscal 2014 assumes that currency exchange rates will remain unchanged from current levels.

Stores by Concept

During the third quarter ended November 2, 2013, the Company increased its store count by a net of 93 stores. The Company increased square footage by 5% over the same period last year.

	Store Locations		Gross Square Feet*
	Third Quarter		Third Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,052	1,075	30.6	31.1
Marshalls	914	941	28.3	28.9
HomeGoods	430	448	10.8	11.2
Sierra Trading Post	4	4	0.1	0.1
TJX Canada:
Winners	226	227	6.6	6.6
HomeSense	89	91	2.1	2.2
Marshalls	22	27	0.7	0.8
TJX Europe:
T.K. Maxx	355	371	11.2	11.6
HomeSense	27	28	0.6	0.6

TJX	3,119	3,212	90.9	93.1

*Square feet figures may not foot due to rounding.

Long-Term Store Potential Estimates Increased at Recent Investor Event

At TJX’s Investor Event on October 22, the Company raised its estimates for its long-term store growth potential to 5,150 stores, with its current chains, in its current markets. The most significant factor in this increase is that TJX believes that its Marmaxx division can ultimately grow to approximately 3,000 stores in the U.S., which is 400 more stores than the high end of its prior estimated range of 2,400 – 2,600 stores. Marmaxx has seen successful growth in both major cities and rural areas over the last several years, which has given the Company the confidence to increase its growth estimates. Further, the Company believes that its TJX Canada division can grow to approximately 450 stores overall, 20 more stores than the high end of its prior estimated range of 420-430 stores. The Company continues to see the potential for HomeGoods to grow to about 825 stores in the U.S. In Europe, the Company remains confident in its potential to expand to up to 875 stores overall with T.K. Maxx in the U.K., Ireland, Germany and Poland, and HomeSense in the U.K., before contemplating the opportunity to ultimately expand into other European countries.

With TJX’s consolidated store count expected to reach approximately 3,215 stores by the end of Fiscal Year 2014, the Company’s raised store growth estimates represent the potential to expand its store base by approximately 60% with its existing chains in its existing countries alone.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of November 2, 2013, the end of the Company’s third quarter, the Company operated 1,075 T.J. Maxx, 941 Marshalls, 448 HomeGoods and 4 Sierra Trading Post stores, as well as www.tjmaxx.com and SierraTradingPost.com in the United States; 227 Winners, 91 HomeSense, and 27 Marshalls stores in Canada; and 371 T.K. Maxx and 28 HomeSense stores, as well as www.tkmaxx.com in Europe. TJX’s press releases and financial information are also available at www.tjx.com.

Fiscal 2014 Third Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s third quarter Fiscal 2014 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, November 26, 2013, or at www.tjx.com.

Recent Investor Event Webcast Information

An archived webcast of the Company’s Investor Event from October 22, 2013, is available on both the homepage and Investor Information section of www.tjx.com. The webcast includes management presentations, which covered business operations, updates and future growth opportunities, as well as a question-and-answer session.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available at the Investor Information section of www.tjx.com after they are no longer available by telephone as well as reconciliations of non-GAAP financial measures to GAAP financial measures, and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational expansion and management of large size and scale; customer trends and preferences; market, banner, geographic and category expansion; marketing, advertising and promotional programs; competition; personnel recruitment and retention and costs of labor; global economic conditions and consumer spending; data security; information systems and new technology; seasonal influences; adverse or unseasonable weather; serious disruptions and catastrophic events; corporate and banner reputation; merchandise quality and safety; expanding international operations; merchandise importing; commodity pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; acquisitions, business investments and divestitures; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended		39 Weeks Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012

Net sales	$6,981,876	$6,410,913	$19,613,909	$18,154,558

Cost of sales, including buying and occupancy costs	4,934,465	4,566,073	13,954,737	13,006,874
Selling, general and administrative expenses	1,158,668	1,090,282	3,251,897	3,010,922
Interest expense, net	9,371	6,089	23,572	24,098

Income before provision for income taxes	879,372	748,469	2,383,703	2,112,664
Provision for income taxes	256,717	286,918	828,599	810,821

Net income	$622,655	$461,551	$1,555,104	$1,301,843

Diluted earnings per share	$0.86	$0.62	$2.14	$1.73

Cash dividends declared per share	$0.145	$0.115	$0.435	$0.345

Weighted average common shares – diluted	724,108	745,741	728,283	751,034

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	November 2, 2013	October 27, 2012

ASSETS
Current assets:
Cash and cash equivalents	$2,010.8	$1,641.9
Short-term investments	251.3	201.0
Accounts receivable and other current assets	595.9	470.0
Current deferred income taxes, net	102.4	84.6
Merchandise inventories	3,663.2	3,297.1

Total current assets	6,623.6	5,694.6

Property and capital leases, net of depreciation	3,540.5	3,055.7
Other assets	191.6	241.8
Goodwill and tradename, net of amortization	313.5	180.0

TOTAL ASSETS	$10,669.2	$9,172.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,346.4	$2,059.2
Accrued expenses and other current liabilities	1,697.4	1,539.8

Total current liabilities	4,043.8	3,599.0

Other long-term liabilities	831.1	920.9
Non-current deferred income taxes, net	396.3	411.3
Long-term debt	1,274.2	774.5

Shareholders’ equity	4,123.8	3,466.4

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,669.2	$9,172.1

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	39 Weeks Ended
	November 2, 2013	October 27, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,555.1	$1,301.8
Depreciation and amortization	411.9	372.4
Deferred income tax provision	47.1	62.1
Share-based compensation	56.6	49.6
(Increase) decrease in accounts receivable and other assets	(46.8)	14.0
(Increase) in merchandise inventories	(654.8)	(337.0)
Increase in accounts payable	417.7	407.0
(Decrease) increase in accrued expenses and other liabilities	(6.4)	253.9
Other	(147.0)	(43.8)

Net cash provided by operating activities	1,633.4	2,080.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(759.3)	(775.6)
Purchases of short-term investments	(307.1)	(262.5)
Sales and maturities of short-term investments	278.9	155.5
Other	2.7	34.4
Net cash (used in) investing activities	(784.8)	(848.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	499.6	-
Payments for repurchase of common stock	(998.1)	(1,004.4)
Proceeds from issuance of common stock	117.7	100.9
Cash dividends paid	(291.0)	(240.3)
Other	53.5	41.1
Net cash (used in) financing activities	(618.3)	(1,102.7)

Effect of exchange rate changes on cash	(31.5)	5.7

Net increase in cash and cash equivalents	198.8	134.8
Cash and cash equivalents at beginning of year	1,812.0	1,507.1

Cash and cash equivalents at end of period	$2,010.8	$1,641.9

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended		39 Weeks Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Net sales:
In the United States:
Marmaxx	$4,484,174	$4,161,409	$12,915,269	$12,026,518
HomeGoods	739,537	637,514	2,119,190	1,830,950
TJX Canada	785,883	768,967	2,110,743	2,069,879
TJX Europe	972,282	843,023	2,468,707	2,227,211
Total net sales	$6,981,876	$6,410,913	$19,613,909	$18,154,558

Segment profit:
In the United States:
Marmaxx	$658,369	$576,505	$1,940,647	$1,762,512
HomeGoods	96,937	76,790	267,170	206,754
TJX Canada	128,692	127,212	293,774	290,938
TJX Europe	101,043	76,840	157,936	113,293
Total segment profit	985,041	857,347	2,659,527	2,373,497

General corporate expenses	96,298	102,789	252,252	236,735
Interest expense, net	9,371	6,089	23,572	24,098
Income before provision for income taxes	$879,372	$748,469	$2,383,703	$2,112,664

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the third quarter ended November 2, 2013, TJX repurchased 6.8 million shares of its common stock at a cost of $375 million. During the nine months ended November 2, 2013, TJX repurchased 19.7 million shares of its common stock at a cost of $1.0 billion. On February 5, 2013 the Board of Directors approved an additional $1.5 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  On December 21, 2012 TJX purchased Sierra Trading Post (STP), an off-price internet retailer for approximately $200 million, subject to customary post-closing adjustments. The operating results of STP since the date of acquisition are not material and have been included with the Company’s Marmaxx segment.
  On May 2, 2013 TJX issued $500 million of 2.50% ten year notes. The Company intends to use the proceeds from the notes offering for working capital and other general corporate purposes.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323